FORM T-1

                SECURITIES AND EXCHANGE COMMISSION


                       Washington D.C. 20549
                       ---------------------

                STATEMENT OF ELIGIBILITY UNDER THE
                    TRUST INDENTURE ACT OF 1939
           OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

                       ---------------------

        CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF
              A TRUSTEE PURSUANT TO SECTION 305(b)(2)



                       FIRST SECURITY BANK,
                       NATIONAL ASSOCIATION
        (Exact name of trustee as specified in its charter)


      NOT APPLICABLE                                87-0131890
      (Jurisdiction of Incorporation                (I.R.S. Employer
      if not a U.S. national bank)                  identification No.)

      79 SOUTH MAIN STREET
      SALT LAKE CITY, UTAH                          84111
      (Address of principal executive offices)      (Zip Code)

                          NOT APPLICABLE
     (Name, address and telephone number of agent for service)


                     TRAN WORLD AIRLINES, INC.
        (Exact name of obligor as specified in its charter)

      DELAWARE                                      43-1145889
      (State or other jurisdiction                  (I.R.S. Employer
      of incorporation or organization)             Identification No.)

      One City Centre, 515 N. Sixth Street
      St. Louis, Missouri                           63101
      (Address or principal executive offices)      (Zip Code)


                         Offer To Exchange
                10 1/4% Senior Secured Notes Due 2003

                (Title of the Indenture securities)

Item 1. General Information. Furnish the following information as to the trustee:

         (a) Name and address of each examining or supervising authority to which it is subject.

         Comptroller of the Currency, Washington, D.C. 20230;
         Federal Reserve Bank of San Francisco, San Francisco,
         CA 94120; Federal Deposit Insurance Corporation,
         Washington, D.C. 20429.

         (b) Whether it is authorized to exercise corporate trust powers.

         The Trustee is authorized to exercise corporate trust powers.

Item 2. Affiliations With The Obligor. If the obligor is an affiliate of the trustee, describe each such affiliation.

         Neither the obligor nor any underwriter for the obligor is an affiliate of the Trustee.

Item 16. List of Exhibits. List below all exhibits filed as part of this statement of eligibility and qualification.

         Exhibit 1: copy of the articles of association as now
                    in effect

         Exhibit 2: certificate of authority to commence
                    business including a certificate of the
                    Comptroller of the Currency evidencing the change of the Trustee's name

         Exhibit 3: copy of the authorization of the trustee to
                    exercise corporate trust powers

         Exhibit 4: copy of the bylaws of the trustee

         Exhibit 5: Not applicable

         Exhibit 6: Not applicable

         Exhibit 7: A copy of the latest report published
                    pursuant to law or its supervising or examining authority

          Exhibit 8: Not applicable

          Exhibit 9: Not applicable

                             Signature
                             ---------


      Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the trustee, First Security Bank, National Association, a national banking association organized and existing under the laws of the United States, has duly caused this statement of eligibility and qualification to be signed on its behalf by the undersigned thereunder duly authorized, all in the City of Salt Lake City, and State of Utah, on the 29th day of June, 1998.

                                    FIRST SECURITY BANK,
                                    NATIONAL ASSOCIATION, Trustee



                                    By:/s/ Brett R. King
                                       -----------------
                                          Brett R. King
                                       Assistant Vice President

                             EXHIBIT 1

                      ARTICLES OF ASSOCIATION
                                OF
                        FIRST SECURITY BANK
                       NATIONAL ASSOCIATION
                           (As Amended)

           FIRST. The title of this Association, which shall carry on the business of banking under the laws of the United States, shall be "First Security Bank, National Association."

           SECOND. The place where the main banking house or office of this Association shall be located shall be Ogden, County of Weber, State of Utah. Its general business and its operations of discount and deposit shall also be carried on in said city, and the branch or branches established or maintained by it in accordance with the provisions of Section 36 of Title 12, United States Code. The Board of Directors shall the power to change the location of the main office of this Association (i) to any other authorized branch location within the limits of Ogden, Utah, without the approval of the shareholders of this Association and upon notice to the Comptroller of the Currency or, (ii) to any other place within Ogden, Utah, or within thirty
(30) miles of Ogden, Utah, with the approval of the shareholders and the Comptroller of the Currency. The Board of Directors shall have the power to change the location of any branch or branches of this Association to any other location, without the approval of the shareholders of this Association but subject to the approval of the Comptroller of the Currency.

           THIRD. The Board of Directors of the consolidated association shall consist of not less than five (5) nor more than twenty-five (25) of its shareholders.

           FOURTH. There shall be an annual meeting of the shareholders the purpose of which shall be the election of Directors and the transaction of whatever other business may be brought before said meeting. It shall be held at the main office of the Bank or other convenient place as the Board of Directors may designate, on the third Monday of March of each year, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors. Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the Bank entitled to vote for election of directors. Nominations, other than those made by or on behalf of the existing management of the Bank, shall be made in writing and shall be delivered or mailed to the President of the Bank and to the Comptroller of the Currency, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors, provided, however, that if less than 21 days notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Bank and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee;
(b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Bank that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Bank owned by the notifying shareholder. Nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the meeting, and upon his instructions, the voting inspectors may disregard all votes cast for each such nominee.

          FIFTH. The authorized amount of capital stock of this Association shall be One Hundred Million Dollars ($100,000,000.00), divided into 4,000,000 shares of common stock of the par value of Twenty-five Dollars ($25.00) each; provided, however, that said capital stock may be increased or decreased from time to time, in accordance with the provision of the laws of the United States. The shareholders of this Association shall not have any pre-emptive rights to acquire unissued shares of this Association.

           SIXTH. (1) The Board of Directors shall appoint one of its members President of this Association. It may also appoint a Chairman of the Board, and one or more Vice Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents, at least one of whom shall also be a member of the Board of Directors, and who shall be authorized, in the absence of the President, to perform all acts and duties pertaining to the office of the President; to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association; to fix the salaries to be paid to such officers or employees and appoint others to take their place.

                  (2) The Board of Directors shall have the power to define the duties of officers and employees of this Association and to require adequate bonds from them for the faithful performance of their duties; to make all By-Laws that may be lawful for the general regulation of the business of this Association and the management of its affairs, and generally to do and perform all acts that may be lawful for a Board of Directors to do and perform.

                  (3) Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative (other than an action by or in the right of the Association) by reason of the fact that he is or was a director, officer, employee or agent of the Association or is or was serving at the request of the Association as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, estate or other enterprise or was acting in furtherance of the Association's business shall be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Association;
provided, however, no indemnification shall be given to a person adjudged guilty of, or liable for, willful misconduct, gross neglect of duty, or criminal acts or where there is a final order assessing civil money penalties or requiring affirmative action by such person in the form of payments to the Association. The termination of any action, suit or proceeding by judgment, order, settlement, or its equivalent, shall not of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Association.

                  (4) Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Association (such action or suit being known as a "derivative proceeding") to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Association or is or was serving at the request of the Association as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, estate or other enterprise shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Association; provided, however, that no indemnification shall be given where there is a final order assessing civil money penalties or requiring affirmative action by such person in the form of payments to the Association; and provided further that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Association, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

                  (5) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in (3) or (4) of this Article or in defense of any claim, issue or matter therein, he shall be indemnified against expenses
(including attorney's fees) actually and reasonably incurred by him in connection therewith.

                  (6) Any indemnification under (3) or (4) of this Article (unless ordered by a court) shall be made by the Association only as authorized in the specific case upon a reasonable determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (3) or
(4) of this Article. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or (c) by the stockholders.

                  (7) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Association in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in (6) of this Article (i) if the Board of Directors determines, in writing, that (1) the director, officer, employee or agent has a substantial likelihood or prevailing on the merits; (2) in the event the director, officer, employee or agent does not prevail, he or she will have the financial capability or reimburse the Association; and (3) payment of expenses by the Association will not adversely affect its safety and soundness; and (ii) upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Association as authorized in this Article.

                  (8) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, successors in interest, and administrators of such a person.

           SEVENTH. This Association shall have succession from the date of its organization certificate until such time as it be dissolved by the act of its shareholders in accordance with the provisions of the banking laws of the United States, or until its franchise becomes forfeited by reason of violation of law, or until terminated by either a general or a special act of Congress, or until its affairs be placed in the hands of a receiver and finally wound up by him.

           EIGHTH. The Board of Directors of this Association, or any three or more shareholders owning, in the aggregate, not less than ten per centum of the stock of this Association, may call a special meeting of shareholders at any time: Provided, however, that unless otherwise provided by law, not less than ten days prior to the date fixed for any such meeting, a notice of the time, place and purpose of the meeting shall be given by first-class mail, postage prepaid, to all shareholders of record of this Association. These Articles of Association may be amended at any regular or special meeting of the Shareholders by the affirmative vote of the shareholders owning at least a majority of the stock of this Association, subject to the provisions of the banking laws of the United States. The notice of any shareholders' meeting, at which an amendment to the Articles of Association of this Association is to be considered shall be given as hereinabove set forth.

                             EXHIBIT 2


                            CERTIFICATE



TREASURY DEPARTMENT            )
      Office of                )    ss:
Comptroller of the Currency    )



I, Thomas G. DeShazo, Deputy Comptroller of the Currency, do hereby certify that:

Pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C.
1, et seq., the Comptroller of the Currency charters and exercises regulatory and supervisory authority over all national banking associations;

On December 9, 1881, The First National Bank of Ogden, Ogden,
Utah was chartered as a National Banking Association under the laws of the United States and under Charter No. 2597;

The document hereto attached is a true and complete copy of the Comptroller Certificate issued to The First National Bank of
Ogden, Ogden, Utah, the original of which certificate was issued by this Office on December 9, 1881;

On October 2, 1922, in connection with a consolidation of The First Bank of Ogden, Ogden, Utah, and The Utah National Bank of Ogden, Ogden, Utah, the title was charged to "The First & Utah National Bank of Ogden"; on January 18, 1923, The First & Utah National Bank of Ogden changed its title to "First Utah National Bank of Ogden"; on January 19, 1926, the title was changed to "First National Bank of Ogden"; and on February 24, 1934, the title was changed to "First Security Bank of Utah, National Association"; and

First Security Bank of Utah, National Association, Ogden, Utah, continues to hold a valid certificate to do business as a National Banking Association.


                    IN TESTIMONY WHEREOF, I have hereunto
                    subscribed my name and caused the seal of Office of the Comptroller of the Currency to be affixed to these presents at the Treasury Department, in the City of Washington and District of Columbia, this fourth day of April, A.D. 1972.

                                 Thomas G. DeShazo
                       ----------------------------------
                       Deputy Comptroller of the Currency

           TREASURY DEPARTMENT
           Comptroller of the Currency,
           Washington, December 9th, 1881


           WHEREAS, by satisfactory evidence presented to the undersigned it has been made to appear that "The First National Bank of
           Ogden" in Ogden City in the County of Weber, and Territory of Utah has complied with all the provisions of the Revised Statutes of the United States, required to be complied with before an association shall be authorized to commence the business of Banking. Now, therefore, I, John Jay Knox,
           Comptroller of the Currency, do hereby
           certify that "The First National Bank of
           Ogden" in Ogden City in the County of Weber, and Territory of Utah is authorized to commence the business of Banking, as provided in Section Fifty-one hundred and sixty-nine of the Revised Statutes of the United States.

                    In testimony whereof, witness my hand and seal of office this 9th day of December, 1881.


                               John Jay Knox
                        ---------------------------
                        Comptroller of the Currency

                             EXHIBIT 3


                       FEDERAL RESERVE BOARD
                         WASHINGTON, D.C.

      I, S.R. Carpenter, Assistant Secretary of the Federal
      Reserve Board, do hereby certify that it appears from the records of the Federal Reserve Board that:

                (1) Pursuant to authority vested in the Federal Reserve Board by an Act of Congress approved December 23, 1913, known as the Federal Reserve Act, as amended, the Federal Reserve Board has heretofore granted to the First National Bank of Ogden, Ogden, Utah, the right to act when not in contravention of State or local law, as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, committee of estates of lunatics, or in any other fiduciary capacity in which State banks, trust companies or other corporations which come into competition with national banks are permitted to act under the laws of the State of Utah;

                (2) On February 24, 1934, the First National Bank of Ogden, Ogden, Utah, changed its title to First Security Bank of Utah, National Association, under the provisions of an Act of Congress approved May 1, 1886, whereby all of the rights, liabilities and powers of such national bank under its old name devolved upon and inured to the bank under its new name; and

                (3) Pursuant to the permission heretofore granted by the Federal Reserve Board to the First National Bank of Ogden, Ogden, Utah, as aforesaid, and by virtue of the change in the title of such bank, the First

      Security Bank of Utah, National Association has authority to act, when not in contravention of State or local law, as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates of lunatics, or in any other fiduciary capacity in which State banks, trust companies or other corporations which come into competition with national banks are permitted to act under the laws of the State of Utah, subject to regulations prescribed by the Federal Reserve Board.

               IN WITNESS WHEREOF, I have hereunto subscribed my name and caused the seal of the Federal Reserve Board to be affixed at the City of Washington, in the District of Columbia, on the 1st day of March, 1934.

                                        S.R. Carpenter
                          -------------------------------------------
                         Assistant Secretary, Federal Reserve Board.

                       FEDERAL RESERVE BOARD

                            WASHINGTON


ADDRESS OFFICIAL CORRESPONDENCE TO
    THE FEDERAL RESERVE BOARD

                                               March 1, 1934.


First Security Bank of Utah, National Association,
Ogden, Utah.

Dear Sirs:

      Reference is made to the change in the name of the First National Bank of Ogden, Ogden, Utah, pursuant to the provisions of the Act of May 1, 1886, to First Security Bank of Utah, National Association, and there is enclosed a certificate issued by the Federal Reserve Board showing the trust powers heretofore granted to the bank under its former name and that it is authorized to exercise such powers under its new name.

                                    Very truly yours,


                                    S.R. Carpenter
                                    S.R. Carpenter,
                                    Assistant Secretary.

Enclosure

[GRAPHIC OMITTED]


-----------------------------------------------------------------
      Comptroller of the Currency
      Administrator of National Banks
-----------------------------------------------------------------


Licensing Unit (Applications)
50 Fremont Street, Suite 3900
San Francisco, CA  94105
(415) 545-5900, FAX (415) 545-5925


June 20, 1996


Board of Directors
First Security Bank of Utah, N.A.
c/o First Security Corporation
Attn:  Brad D. Hardy, EVP
Post Office Box 30006
Salt Lake City, Utah 84130

Re: Merger - First Security Bank of Idaho, N.A., Boise, Idaho into First Security Bank of Utah, N.A., Ogden, Utah, under the title of First Security Bank, N.A., Odgen, Utah. Control
     No: 96-WE-02-010

Dear Members of the Board:

This letter is the official certification of the Comptroller of the Currency to merge First Security Bank of Idaho, National Association, Boise, Idaho into First Security Bank of Utah, National Association, Ogden, Utah, effective as of June 21, 1996. The resulting bank title is First Security Bank, National Association and charter number is 2597.

This is also the official authorization given to First Security Bank, National Association to operate the branches of the target institution and to operate the main office of the target institution as a branch. Branches of a national bank target are not listed since they are automatically carried over to the resulting bank and retain their current OCC branch numbers.

Please be advised that the Charter Certificate for the merged bank, First Security Bank of Idaho, National Association, must be returned to the Western District Office for cancellation.

Very truly yours,


Robert G. Tornborg
Robert G. Tornborg
Acting Director of Bank Supervision - Compliance and Analysis

                             EXHIBIT 4


                          BY-LAWS OF THE
                       FIRST SECURITY BANK,
                       NATIONAL ASSOCIATION

  Organized under the National Banking laws of the United States.


                             MEETINGS
                             --------

SECTION 1. Unless otherwise provided by the articles of association a notice of each shareholder's meeting, setting forth clearly the time, place and purpose of the meeting, shall be given, by mail, to each shareholder of record of this bank at lease 10 days prior to the date of such meeting. Any failure to mail such notice or any irregularity therein, shall not affect the validity of such meeting or of any of the proceedings thereat.

SECTION 2. A record shall be made of the shareholders represented in person and by proxy, after which the shareholders shall proceed to the transaction of any business that may properly come before the meeting. A record of the shareholder's meeting, giving the names of the shareholders present and the number of shares of stock held by each, the names of the shareholders represented by proxy and the number of shares held by each, and the names of the proxies, shall be entered in the records of the meeting in the minute book of the bank. This record shall show the names of the shareholders and the number of shares voted for each resolution or voted for each candidate for director.

Proxies shall be secured for the annual meeting alone, shall be dated, and shall be filed with the records of the meeting. No officer, director, employee, or attorney for the bank may act as proxy.

The chairman or Secretary of the meeting shall notify the directors-elect of their election and of the time at which they are required to meet at the banking house for the purpose of organizing the new board. At the appointed time, which as closely as possible shall follow their election, the directors-elect shall convene and organize.

The president or cashier shall then forward to the office of the Comptroller of the Currency a letter stating that a meeting of the shareholders was held in accordance with these by-laws, stating the number of shares represented in person and the number of shares represented by proxy, together with a list of the directors elected and the report of the appointment and signatures of officers.

                             OFFICERS
                             --------

SECTION 3. Each officer and employee of this bank shall be responsible for all such moneys, funds, valuables, and property of every kind as may be entrusted to his care or otherwise come into his possession, and shall faithfully and honestly discharge his duties and apply and account for all such moneys, funds, valuables and other property that may come into his hands as such officer or employee and pay over and deliver the same to the order of the Board of Directors or to such person or persons as may be authorized to demand and receive same.

SECTION 4. If the Board of Directors shall not require separate bonds, it shall require a blanket bond in an amount deemed by it to be sufficient.

SECTION 5. The following is an impression of the seal adopted by the Board of Directors of this bank: (Here in the original resolution was imprinted the Association's seal).

SECTION 6. The various branches of this bank shall be open for business during such hours as shall be customary in the vicinity, or as shall be fixed, as to any branch, by the clearing house association of which such branch shall be a member.

SECTION 7. The regular meeting of the board of directors shall be held on the first Wednesday after the first Tuesday of each month. When any regular meeting of the board of directors falls upon a holiday, the meeting shall be held on such other day as the board may previously designate. Special meetings may be called by the president, any vice-president, the secretary or the cashier, or at the request of three or more directors.


                            MINUTE BOOK
                            -----------

SECTION 8. The organization papers of this bank, the returns of the elections, the proceedings of all regular and special meetings of the directors and of the shareholders, the by-laws and any amendments thereto, and reports of the committees of directors shall be recorded in the minute book; and the minutes of each meeting shall be signed by the chairman and attest by the secretary of the meeting.


                        TRANSFERS OF STOCK
                        ------------------

SECTION 9. The stock of this bank shall be assignable and transferable only on the books of this bank, subject to the restrictions and provisions of the national banking laws; and a transfer book shall be provided in which all assignments and transfers of stock shall be made.

SECTION 10. Certificates of stock, signed by the president or vice-president, and the secretary or the cashier or any assistant cashier, may be issued to shareholders, and when stock is transferred the certificates thereof shall be returned to the association, cancelled, preserved, and new certificates issued. Certificates of stock shall state upon the face thereof that the stock is transferable only upon the books of the association, and shall meet the requirements of section 5139, United States Revised Statutes, as amended.


                             EXPENSES
                             --------

SECTION 11. All the current expenses of the bank shall be paid by the cashier, except that the current expenses of each branch shall be paid by the manager thereof; and such officer shall, every six months, or more often if required, make to the board a report thereof.

                           EXAMINATIONS
                           ------------

SECTION 12. There shall be appointed by the board of directors a committee of three members, exclusive of the active officers of the bank, whose duty it shall be to examine, at least once in each period of eighteen months, the affairs of each branch as well as the head office of the association, count its cash, and compare its assets and liabilities with the accounts of the general ledgers, ascertain whether the accounts are correctly kept and that the condition of the bank corresponds therewith, and whether the bank is in a sound and solvent condition, and to recommend to the board such changes in the manner of doing business, etc., as shall seem to be desirable, the result of which examination shall be reported in writing to the board at the next regular meeting thereafter, provided that the appointment of such committee and the examinations by it may be dispensed with if the board shall cause such examination to be made and reported to the board by accountants approved by it.


                        CHANGES IN BY-LAWS
                        ------------------

SECTION 13. These by-laws may be changed or amended by the vote of a majority of the directors at any regular or special meeting of the board, provided, however, that the directors shall have been given 10 days notice of the intention to change or offer an amended thereto.


                              REPEAL
                              ------

SECTION 14. All by-laws heretofore adopted are repealed.

First Security Bank, N.A.
P.O. Box 30011
Salt Lake City, UT 84130

EXHIBIT 7        Call Date 03/31/97       ST-BK: 49-0290        FFIEC  031
                                                                Page R1-9
                 Vendor ID: D             Cert: 13718
                                                                      11

Transit Number: 12400001  Transmitted to EDS as 0042861 on
04/30/97 at 19:02:11 CST

Consolidated Report of Condition for Insured Commercial and
State-Chartered Savings Banks for March 31,1997

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Schedule RC - Balance Sheet
                                                                           C400
                                                    Dollar amounts in thousands
-------------------------------------------------------------------------------
ASSETS
 1. Cash and balances due from depository
    institutions (from Schedule RC-A):                  RCFD
                                                        ----

    a. Noninterest-bearing balances and
       currency and coin(1) ..........................  0081 .... 655,052   1.a

    b. Interest-bearing balances(2) ..................  0071 ....      67   1.b

  2. Securities:

    a. Held-to-maturity securities
       (from Schedule RC-B, column A) ................  1754 ....       0   2.a

    b. Available-for-sale securities
       (from Schedule RC-B, column B) ................  1773 ....2,180,112  2.b

 3. Federal funds sold and securities
    purchased under agreements to resell .............  1350 ....   66,178  3.

 4. Loans and lease financing receivables:         RCFD
                                                   ----
    a. Loans and leases, net of unearned income
       (from Schedule RC-C) ....................... 2122 ..7,516,685 .....  4.a

    b. LESS: Allowance for loan and lease losses .. 3123 ..   99,148 .....  4.b

    c. LESS: Allocated transfer risk revserve ..... 3128 ..        0 .....  4.c

    d. Loans and leases, nor of unearned income,
       allowance, and reserve (items 4.a minus
       4.b and 4.c) ..................................  2125 ....7,417,537  4.d

 5. Trading assets (from Schedule RC-D) ..............  3545 ....  388,486  5.

 6. Premises and fixed assets (including
    capitalized leases) ..............................  2145 ....  174,816  6.

 7. Other real esate owned (from Schedule RC-W) ......  2150 ....      825  7.

 8. Investements in unconsolidated subsidiaries and
    associated companies (from Schedule RC-M) ........  2130 ....        0  8.

 9. Customers' liability to this bank on acceptances
    oustanding .......................................  2155 ....      803  9.

10. Intangible assets (from Scheule RC-W) ............  2143 ....   157,257 10.

11. Other assets (from Schedule RC-F) ................  2160 ....   332,647 11.

12. Total assets (sum of items 1 through 11) .........  2170 ....11,373,780 12.

---------------
(1) Includes cash items in process of collection and unposted debits.

(2) Includes time certificates of deposit not held for trading.

First Security Bank, N.A.
P.O. Box 30011
Salt Lake City, UT 84130

EXHIBIT 7        Call Date 03/31/97       ST-BK: 49-0290        FFIEC  031
                                                                Page R1-10
                 Vendor ID: D             Cert: 13718
                                                                      12

Transit Number: 12400001  Transmitted to EDS as 0042861 on 04/30/97
                          at 19:02:11 CST

Schedule RC - Continued

                                                    Dollar Amounts in Thousands
-------------------------------------------------------------------------------
LIABILITIES:
13. Deposits:
                                                        RCON
                                                        ----
    a. In domestic offices (sum of totals
       columns A and C from Schedule RC-E,
       part 1) ......................................  2200 ...7,079,084   13.a

                                           RCON
                                           ----
       (1) Noninterest-bearing (1) ........6631 ...1,582,595             13.a.1

       (2) Interest-bearing ...............6636 ...5,496,489             13.a.2

                                                        RCFN
                                                        ----
     b. In foreign offices, Edge and Agreement
        subsidiaries, and IBFs (from Schedule
        RC-E, part 11) ..............................  2200       51,656   13.b

                                           RCFN
                                           ----
       (1) Noninterest-bearing (1) ........6631 ...       0 ...........  13.b.1

       (2) Interest-bearing ...............6636 ...  51,656 ...........  13.b.2

                                                        RCFD
                                                        ----

 14. Federal funds purchased and securities sold
     under agreements to repurchase ...............    2800 ...1,987,674    14.

                                                        RCDN
                                                        ----
 15. a. Demand notes issued to the U.S.
        Treasury .................................     2840 ...   20,244    15.a

                                                        RCFD
                                                        ----
     b. Trading liabilities (from Schedule
        RC-D) ....................................     3548 ...      130    15.b

 16. Other borrowed money (includes
     mortgage indebtedness and
     obligations under capitalized
     Leases: .....................................
    a. with a remaining maturity of one
       year or less ..............................     2332 ... 552,757     16.a

    b. With a remaining maturity of more
       than one year .............................     2333 ... 353,202     16.b

 17. Not applicable.

 18. Bank's liability on acceptances
     executed and oustanding  .....................    2920 ...     803     18.

 19.Subordianted notes and debentures(2) ..........    3200 ...  45,000     19.

20. Other liabilities (from Schedule RC-G) .........   2930 ... 362,343     20.

21. Total liabilities (sum of items 13
    through 20) ....................................   2948 .10,452,893     21.

22. Not applicable.


EQUITY CAPITAL

                                                        RCFD
                                                        ----

23. Perpetual preferred stock and related
    surplus .......................................     3838 ...      0     23.

24. Common stock ..................................     3230 ...  59,270    24.

25. Surplus (exclude all surplus related
    to preferred stock) ..........................      3839     285,944    25.

26. a. Undivided profits and capital reserves ....      3632 ... 590,530    26.a

    b. Net unrealized holding gains (losses)
       on available-for-sale securities ..........      8434 ...( 14,857)   26.b

27. Cumulative foreign currency translation
    adjustments ..................................      3284 ...       0    27.

28. Total equity capital (sum of items 23
    through 27) ..................................      3210 ... 920,887    28.

29. Total liabilities, limited-life preferred stock,
    and equity capital (sum of items 21 and 28) ..      3300..11,373,780    29.

Memorandum
To be reported only with the March Report of Condition.

1. Indicate in the box at the right the number         RCFD    Number
                                                       ----    ------
   of the statement below that best describes
   the most comprehensive level of auditing
   work performed for the bank by independent
   external auditors as of any date during 1996 ..     6724      2          M.1


1 = Independent audit of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the bank

2 = Independent audit of the bank's parent holding company conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the consolidated holding company (but not on the bank separately)

3 = Directors' examination of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm (may be required by state chartering authority)

4 = Directors' examination of the bank performed by other external auditors (may be required by state chartering authority)

5 = Review of the bank's financial statements by external auditors

6 = Compilation of the bank's financial statements by external auditors

7 = Other audit procedures (excluding tax preparation work)

8 = No external audit work


-------------------

(1) Includes total demand deposits and noninterest-bearing time and savings deposits.

(2)  Includes limited-life preferred stock and related surplus.